UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2011

WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)

123 W. Mills Ave., Suite 200 El Paso, Texas 79901 (Address of principal executive offices)

(915) 534-1400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 22, 2011, Western Refining, Inc. (the “Company”) entered into an amended and restated revolving credit agreement (the “Revolving Credit Agreement”), among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. A copy of the Revolving Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Lenders under the Revolving Credit Agreement hold commitments totaling $1.0 billion, all of which mature on September 22, 2016. In addition, the Revolving Credit Agreement provides for letters of credit and swing line loans.  The availability of loans under the Revolving Credit Agreement will be limited to a borrowing base tied to eligible accounts receivable and inventory.  The Revolving Credit Agreement provides for a quarterly commitment fee ranging from 0.375% to 0.50% per annum, subject to adjustment based upon the average utilization ratio under the Revolving Credit Agreement, and letter of credit fees ranging from 2.50% to 3.25% per annum payable quarterly, subject to adjustment based upon the average excess availability under the Revolving Credit Agreement. Borrowings can be either base rate loans plus a margin ranging from 1.50% to 2.25% or LIBOR loans plus a margin ranging from 2.50% to 3.25%, subject to adjustment based upon the average excess availability under the Revolving Credit Agreement. The interest rate margins and letter of credit fees are to be reduced by 0.25% upon the Company’s achievement and maintenance of a certain fixed charge coverage ratio.  Availability under the Revolving Credit Agreement is subject to the accuracy of representations and warranties and absence of a default.

The Revolving Credit Agreement is guaranteed, on a joint and several basis, by the subsidiaries of the Company. The Revolving Credit Agreement and such guarantees are secured on a first priority basis by the Company’s and such subsidiaries’ cash and cash equivalents, trade accounts receivable and inventory, and on a second priority basis by the collateral securing the Company’s term loan credit agreement and senior secured notes, which consists of the Company’s and such subsidiaries’ fixed assets.

The Revolving Credit Agreement contains certain covenants, including but not limited to limitations on debt, investments, and dividends and the maintenance of a minimum fixed charge coverage ratio in certain circumstances.

Additionally, on September 23, 2011, the Company amended certain provisions of its Term Loan Credit Agreement to conform with the Revolving Credit Agreement.

The Company is party to agreements governing other indebtedness, some of which may prevent the Company from undertaking certain of the transactions permitted under the Revolving Credit Agreement or Term Loan Credit Agreement.

The above description does not purport to be a complete statement of the parties’ rights and obligations under the Revolving Credit Agreement. The Revolving Credit Agreement is filed as Exhibit 10.1 to this Form 8-K. The description of the terms of the Revolving Credit Agreement is qualified in its entirety by reference to such exhibit.

Certain of the lenders under the Revolving Credit Agreement and their affiliates have pre-existing relationships with the Company, including the performance of investment banking, commercial banking and advisory services for the Company, from time to time, for which such lenders have received customary fees and expenses.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 8.01    Other Events.

On September 27, 2011, the Company issued a press release in connection with its entering into the Revolving Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

The information contained in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained in Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01    Financial Statements and Other Exhibits.

(d)    Exhibits.

Exhibit No.	Description

Exhibit 10.1
Amended and Restated Revolving Credit Agreement dated as of September 22, 2011, among the Company, as Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

Exhibit 99.1	Press release dated September 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

By:	/s/ Gary R. Dalke
	Name	Gary R. Dalke
	Title	Chief Financial Officer

Dated: September 27, 2011

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1
Amended and Restated Revolving Credit Agreement dated as of September 22, 2011, among the Company, as Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

Exhibit 99.1	Press release dated September 27, 2011